This Amended and Restated Pricing Supplement No. 2019-USNCH330 is being filed to revise the payment at maturity.

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2019

Citigroup Global Markets Holdings Inc.

December --, 2019

Medium-Term Senior Notes, Series N

Amended and Restated Pricing Supplement No. 2019-USNCH3303

Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-224495 and 333-224495-03

Contingent Upside Participation Market-Linked Notes Linked to the SPDR® Gold Trust Due December 23, 2021

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for a return at maturity based on the performance of the shares of the SPDR® Gold Trust (the “underlying shares”) from the initial share price to the final share price.

▪	The notes offer the potential for positive participation in any appreciation of the underlying shares, but only so long as a knock-out event does not occur. A knock-out event will occur if the closing price of the underlying shares on any scheduled trading day during the observation period specified below is greater than the knock-out price specified below. If the underlying shares appreciate from the initial share price to the final share price and a knock-out event does not occur, you will receive a positive return at maturity equal to that appreciation. If the underlying shares appreciate from the initial share price to the final share price and a knock-out event occurs, you will receive a positive return at maturity equal to the knock-out return specified below. However, if the underlying shares depreciate from the initial share price to the final share price and a knock-out event does not occur, you will incur a loss at maturity equal to that depreciation, subject to the non-knock-out maximum loss at maturity specified below. If the underlying shares depreciate from the initial share price to the final share price and a knock-out event occurs, you will receive a return at maturity, which may be negative, equal to that depreciation plus the knock-out return, subject to the knock-out maximum loss at maturity specified below. Even if the underlying shares appreciate from the initial share price to the final share price or if a knock-out event occurs and the underlying shares depreciates slightly so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In exchange for the capped loss potential if the underlying shares depreciate and the knock-out return if the underlying shares appreciate but a knock-out event occurs, investors in the notes must be willing to forgo (i) 1-to-1 exposure to any positive performance of the underlying shares if a knock-out event occurs and (ii) any dividends that may be paid on the stocks that constitute the underlying shares during the term of the notes. If the underlying shares do not appreciate from the pricing date to the valuation date, you will not receive any return on your investment in the notes, and you may lose up to the maximum loss at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the SPDR® Gold Trust (ticker symbol: “GLD”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	December 18, 2019
Issue date:	December 23, 2019
Valuation date:	December 20, 2021, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December 23, 2021
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪  If the final share price is greater than or equal to the initial share price and:

o       A knock-out event occurs: $1,000 + ($1,000 × the knock-out return)

o       A knock-out event does not occur: $1,000 + ($1,000 × the share return)

▪  If the final share price is less than the initial share price and:

o       A knock-out event occurs: $1,000 + [$1,000 × (the share return + the knock-out return)], subject to the knock-out maximum loss at maturity

o       A knock-out event does not occur: $1,000 + ($1,000 × the share return). subject to the non-knock-out maximum loss at maturity

If the final share price depreciates from the initial share price and a knock-out event occurs, you will be exposed to that depreciation, offset by the knock-out return, up to the knock-out maximum loss at maturity. If the final share price depreciates from the initial share price and a knock-out event does not occur, you will be exposed to that depreciation up to the non-knock-out maximum loss at maturity. You should not invest in the notes unless you are willing and able to bear the risk of losing up to the applicable maximum loss at maturity.

Knock-out return:	4.00%
Knock-out event:	A knock-out event will occur if the closing price of the underlying shares on any scheduled trading day during the observation period is greater than the knock-out price
Observation period:	The period from but excluding the pricing date to and including the scheduled valuation date
Knock-out price:	$ , 130.00% to 133.00% of the initial share price (to be determined on the pricing date)
Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Knock-out maximum loss at maturity:	$60 per note (6% of the stated principal amount)
Non-knock-out maximum loss at maturity:	$100 per note (10% of the stated principal amount)
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17327TW36 / US17327TW366
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$17.50	$982.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $965.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019         Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The table below indicates what your payment at maturity and total return on the notes would be for various hypothetical share returns of the underlying shares, depending on whether a knock-out event has occurred. Your actual payment at maturity per note and total return on the notes will depend on the actual share return and whether a knock-out event actually occurs. The examples assume that the knock-out price will be set at the lowest value indicated on the cover page of this pricing supplement. The actual knock-out price will be determined on the pricing date.

Hypothetical Share return	Assuming a Knock-out Event Occurs		Assuming a Knock-out Event Does Not Occur
	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity
100.00%	$1,040.00	4.00%	N/A	N/A
75.00%	$1,040.00	4.00%	N/A	N/A
50.00%	$1,040.00	4.00%	N/A	N/A
40.00%	$1,040.00	4.00%	N/A	N/A
30.01%	$1,040.00	4.00%	N/A	N/A
30.00%	$1,040.00	4.00%	$1,300.00	30.00%
20.00%	$1,040.00	4.00%	$1,200.00	20.00%
10.00%	$1,040.00	4.00%	$1,100.00	10.00%
5.00%	$1,040.00	4.00%	$1,050.00	5.00%
2.00%	$1,040.00	4.00%	$1,020.00	2.00%
1.00%	$1,040.00	4.00%	$1,010.00	1.00%
0.00%	$1,040.00	4.00%	$1,000.00	0.00%
-1.00%	$1,030.00	3.00%	$990.00	-1.00%
-2.00%	$1,020.00	2.00%	$980.00	-2.00%
-5.00%	$990.00	-1.00%	$950.00	-5.00%
-10.00%	$940.00	-6.00%	$900.00	-10.00%
-10.01%	$940.00	-6.00%	$900.00	-10.00%
-20.00%	$940.00	-6.00%	$900.00	-10.00%
-30.00%	$940.00	-6.00%	$900.00	-10.00%
-40.00%	$940.00	-6.00%	$900.00	-10.00%
-50.00%	$940.00	-6.00%	$900.00	-10.00%
-75.00%	$940.00	-6.00%	$900.00	-10.00%
-100.00%	$940.00	-6.00%	$900.00	-10.00%

Citigroup Global Markets Holdings Inc.

The examples below are intended to illustrate how your payment at maturity will depend on the final share price as compared to the initial share price and, if the final share price is greater than or equal to the initial share price, whether a knock-out event occurs. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on a hypothetical initial share price of $100.00 and do not reflect the actual initial share price. For the actual initial share price, see the cover page of this pricing supplement. We have used this hypothetical level, rather than the actual initial share price, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial share price, and not the hypothetical initial share price.

Example 1—Upside Scenario A. The final share price is $110 (a 10% increase from the initial share price), which is greater than the initial share price, and a knock-out event does not occur.

Payment at maturity per note = $1,000 + ($1,000 × the share return)

= $1,000 + ($1,000 × 10%)

= $1,000 + $100

= $1,100

In this scenario, because the underlying shares appreciated from its initial share price to its final share price and a knock-out event does not occur, your total return at maturity would be 10%.

Example 2—Upside Scenario B. The final share price is $160 (a 60% increase from the initial share price), which is greater than the initial share price, and a knock-out event occurs.

Payment at maturity per note = $1,000 + ($1,000 × the knock-out return)

= $1,000 + ($1,000 × 4%)

= $1,000 + $40

= $1,040

In this scenario, because the underlying shares appreciated from its initial share price to its final share price and a knock-out event occurs, your total return at maturity in this scenario would be limited to the knock-out return. An investment in the notes in this scenario would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a knock-out return.

Example 3—Upside Scenario C. The final share price is $102 (a 2% increase from the initial share price), which is greater than the initial share price, and a knock-out event does not occur.

Payment at maturity per note = $1,000 + ($1,000 × the share return)

= $1,000 + ($1,000 × 2%)

= $1,000 + $20

= $1,020

In this scenario, because the underlying shares appreciated from its initial share price to its final share price and a knock-out event does not occur, your total return at maturity would be 2%, which is less than the knock-out return of 4% you would have received if a knock-out event occurs.

Example 4—Upside Scenario D. The final share price is $98 (a 2% decrease from the initial share price), which is less than the initial share price, and a knock-out event occurs.

Payment at maturity per note = $1,000 + [$1,000 × (the share return + the knock-out return)], subject to the knock-out maximum loss at maturity

= $1,000 + [$1,000 × (-2% + 4%)], subject to the knock-out maximum loss at maturity

= $1,000 + $20, subject to the knock-out maximum loss at maturity

= $1,020, subject to the knock-out maximum loss at maturity

Citigroup Global Markets Holdings Inc.

= $1,020

In this scenario, because the underlying shares depreciated from the initial share price to the final share price but not by more than the knock-out return of 4% and a knock-out event occurs, your payment at maturity would be greater than $1,000 and would reflect 1-to-1 exposure to the negative performance of the underlying shares plus the knock-out return. You would receive a total payment at maturity per note of $1,020.

Example 5—Downside Scenario A. The final share price is $70 (a 30% decrease from the initial share price), which is less than the initial share price, and a knock-out even does not occur.

Payment at maturity per note = $1,000 + ($1,000 × the share return), subject to the non-knock-out maximum loss at maturity

= $1,000 + ($1,000 × -30%), subject to the non-knock-out maximum loss at maturity

= $1,000 + -$300, subject to the non-knock-out maximum loss at maturity

= $700, subject to the non-knock-out maximum loss at maturity

= $900

In this scenario, because the underlying shares depreciated from the initial share price to the final share price by more than 10% and a knock-out event does not occur, you would incur a loss at maturity equal to the non-knock-out maximum loss at maturity.

Example 6—Downside Scenario B. The final share price is $93 (a 7% decrease from the initial share price), which is less than the initial share price, and a knock-out event occurs.

Payment at maturity per note = $1,000 + [($1,000 × (the share return + the knock-out return))], subject to the knock-out maximum loss at maturity

= $1,000 + [$1,000 × (-7% + 4%)], subject to the knock-out maximum loss at maturity

= $1,000 + -$30, subject to the knock-out maximum loss at maturity

= $970, subject to the knock-out maximum loss at maturity

= $970

In this scenario, because the underlying shares depreciated from the initial share price to the final share price by more than the knock-out return of 4% and a knock-out event occurs, your payment at maturity would be less than $1,000 and would reflect 1-to-1 exposure to the negative performance of the underlying shares plus the knock-out return. You would receive a total payment at maturity per note of $970.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying shares. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the notes if the underlying shares appreciate from the initial share price to the final share price or if the underlying shares depreciate from the initial share price to the final share price by less than the knock-out return and a knock-out event occurs. If the final share price is less than the initial share price and a knock-out event does not occur, you will lose 1% of the stated principal amount of the notes for every 1% by which the final share price is less than the initial share price, subject to the knock-out maximum loss at maturity. In addition, if the final share price is less than the initial share price by more than the knock-out return and a knock-out event does not occur, you will lose 1% of the stated principal amount of the notes for every 1% that the final share price is less than the initial share price by more than the knock-out return, subject to the non-knock-out maximum loss at maturity. As the notes do not pay any interest, if the underlying shares do not appreciate sufficiently from the initial share price to the final share price over the term of the notes, a knock-out event occurs or if the underlying shares depreciate from the initial share price to the final share price, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited and may significantly underperform the underlying shares. If the underlying shares appreciate from the initial share price to the final share price, the notes offer the potential for (i) a positive return at maturity based on the performance of the underlying shares if a knock-out event does not occur and (ii) a positive fixed return at maturity if a knock-out event does occur. In addition, if the underlying shares depreciate from the initial share price to the final share price by less than the knock-out return and a knock-out event occurs, you will receive a positive return equal to the share return plus the knock-out return. A knock-out event will occur if the closing price of the underlying shares on any scheduled trading day is greater than the knock-out price. If the underlying shares appreciate over the term of the notes but the closing price of the underlying shares on any scheduled trading day is greater than the knock-out price, you will not participate in the appreciation of the underlying shares and will instead receive only the knock-out return at maturity. In addition, if the underlying shares depreciate over the term of the notes by more than the knock-out return, you will no longer be entitled to a positive return at maturity and will instead lose some of your stated principal amount at maturity. As a result, your potential return on the notes may be significantly less than the return you could have achieved by investing directly in the underlying shares.

▪	You may receive a lower return on the notes at maturity if a knock-out event does not occur than if a knock-out event occurs. If a knock-out event does not occur and the share return is positive but is less than the knock-out return, the return on the notes at maturity will be less than the knock-out return you would have received at maturity if a knock-out event occurs.

▪	Although the notes limit your loss at maturity to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the underlying shares declines or does not appreciate sufficiently from the initial share price to the final share price. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you. In addition, the maximum loss at maturity applies only at maturity. If you sell your notes prior to maturity, the price you receive may result in a loss that that is significantly greater than the maximum loss at maturity.

▪	The probability that a knock-out event will occur will depend in part on the volatility of the underlying shares. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying shares. In general, the greater the volatility of the underlying shares, the greater the probability that the underlying shares will experience a large increase or decrease over the term

Citigroup Global Markets Holdings Inc.

of the notes and a knock-out event will occur on any valuation date. The underlying shares have historically experienced significant volatility. As a result, there is a significant risk that a knock-out event will occur on any valuation date. The terms of the notes are set, in part, based on expectations about the volatility of the underlying shares as of the pricing date. If expectations about the volatility of the underlying shares change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying shares proves to be greater than initially expected, the notes may prove to be riskier than initially expected.

▪	If a knock-out event does not occur or if the underlying shares depreciate over the term of the notes, your payment at maturity will depend on the closing price of the underlying shares on a single day. Because your payment at maturity will depend on the closing price of the underlying shares solely on the valuation date if a knock-out event does not occur or if the underlying shares depreciate, you are subject to the risk that the closing price of the underlying shares on that day may result in a lower, and possibly significantly lower, payment at maturity than the closing price on one or more other dates during the term of the notes. If the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing price of the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects

Citigroup Global Markets Holdings Inc.

the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the closing price of the underlying shares and a number of other factors, including the price and volatility of the stocks that constitute the underlying shares, the dividend yields on the stocks that constitute the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying shares may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	You will not have any rights with respect to the commodities held by the SPDR® Gold Trust.

▪	The SPDR® Gold Trust is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act. Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

▪	The performance and market value of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the underlying commodity of the underlying shares as well as the net asset value per share. The underlying shares do not fully replicate the performance of its underlying commodity, which is gold, due to the fees and expenses charged by the SPDR® Gold Trust or by restrictions on access to its underlying commodity due to other circumstances. The SPDR® Gold Trust does not generate any income, and as the SPDR® Gold Trust regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The SPDR® Gold Trust sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the SPDR® Gold Trust of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the notes. Additionally, there is a risk that some or all of the SPDR® Gold Trust’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the SPDR® Gold Trust’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SPDR® Gold Trust and its underlying commodity. In addition, because the shares of the SPDR® Gold Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SPDR® Gold Trust may differ from the net asset value per share of the SPDR® Gold Trust.

During periods of market volatility, the SPDR® Gold Trust’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlying shares.  As a result, under these circumstances, the market value of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares.  For all of the foregoing reasons, the performance of the SPDR® Gold Trust may not correlate with the performance of its underlying commodity as well as the net asset value per share of the SPDR® Gold Trust, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

▪	The notes are subject to risks associated with gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected

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by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold.  Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.  From time to time, above-ground inventories of gold may also influence the market.  It is not possible to predict the aggregate effect of all or any combination of these factors.  The price of gold has recently been, and may continue to be, extremely volatile.

▪	There are risks relating to commodities trading on the London Bullion Market Association. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The underlying shares are linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The SPDR® Gold Trust’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

▪	Our offering of the notes is not a recommendation of the underlying shares. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying shares are likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the closing price of the underlying shares in a way that has a negative impact on your interests as a holder of the notes.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying shares in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The notes will not be adjusted for all events that could affect the price of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The notes may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the notes upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

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▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes made by the sponsor or the trustee of the SPDR® Gold Trust may adversely affect the underlying shares. The sponsor or the trustee of the SPDR® Gold Trust may at any time make methodological changes or other changes in the manner in which it operates that could affect the price of the underlying shares. We are not affiliated with such sponsor or trustee and, accordingly, we have no control over any changes such sponsor or trustee may make. Such changes could adversely affect the performance of the underlying shares and the value of and your return on the notes.

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Information About the SPDR® Gold Trust

The SPDR® Gold Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of gold bullion (the “underlying commodity”), less the SPDR® Gold Trust’s expenses.  The SPDR® Gold Trust holds gold bars and from time to time, issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares.  The shares of the SPDR® Gold Trust are designed for investors who want a cost-effective and convenient way to invest in gold.

The shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust.  The SPDR® Gold Trust is a passive investment vehicle and the trustee of the SPDR® Gold Trust does not actively manage the gold held by the SPDR® Gold Trust.  The trustee of the SPDR® Gold Trust sells gold held by the SPDR® Gold Trust to pay the SPDR® Gold Trust’s expenses on an as-needed basis irrespective of then-current gold prices.  Currently, the SPDR® Gold Trust’s only recurring fixed expense is World Gold’s fee which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the SPDR® Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the SPDR® Gold Trust.

Information provided to or filed with the SEC by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-233191 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. The underlying shares of the SPDR® Gold Trust trade on the NYSE Arca under the ticker symbol “GLD.”

Please refer to the section “Fund Descriptions—The SPDR® Gold Trust” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® Gold Trust from publicly available information and have not independently verified any information regarding the SPDR® Gold Trust. This pricing supplement relates only to the notes and not to the SPDR® Gold Trust. We make no representation as to the performance of the SPDR® Gold Trust over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The SPDR® Gold Trust is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing price of the SPDR® Gold Trust on November 27, 2019 was $137.01.

The graph below shows the closing price of the SPDR® Gold Trust for each day such level was available from January 2, 2009 to November 27, 2019. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical closing prices as an indication of future performance.

SPDR® Gold Trust – Historical Closing prices January 2, 2009 to November 27, 2019

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United States Federal Income Tax Considerations

Prospective investors should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code,” the section entitled “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes becomes fixed prior to maturity. For this purpose, the payment will be treated as fixed if the remaining contingency with respect to the payment is remote or incidental. Under these rules, you would be required to account for the difference between the originally projected payment and the fixed payment in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the notes. The character of any gain or loss on a sale or other taxable disposition of your notes also might be affected. You should consult your tax adviser regarding the application of these rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

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A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $17.50 for each note sold in this offering. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $17.50 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its

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affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

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(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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